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                           CERTIFICATE OF INCORPORATION
                                       OF
                             PRG FINANCE CORPORATION



FIRST:    The name of this Corporation is PRG Finance Corporation.

SECOND: The address of the Corporation's Registered Office in the State of Delaware is c/o Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The Registered Agent in charge thereof is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock that the Corporation shall have authority to issue is 100 shares of common stock, no par value.

FIFTH: The board of directors is authorized to make, alter or repeal the bylaws of the corporation. Election of directors need not be by written ballot.

SIXTH:    The name and mailing address of the incorporator is as follows:

                  Name:                    Edward C. White, Esq.

                  Mailing Address:         Pepe & Hazard LLP
                                           Goodwin Square
                                           Hartford, CT  06103-4302


     I, Edward C. White, being the incorporator hereinbefore named, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 15th day of December, 1997.


                                                     /s/ Edward C. White
                                                     -----------------------
                                                     Edward C. White
                                                     Sole Incorporator